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                                                               EXHIBIT 10.4[7]


                              SEVERANCE AGREEMENT

     AGREEMENT made as of October 27, 1994 between LEWIS GALOOB TOYS, INC. (the "Corporation" ) and MARK D. GOLDMAN (the "Executive").

     WHEREAS, the Executive is currently employed by the Corporation in an executive or key management position capacity and is currently serving as President and Chief Executive Officer, as a member of the Board of Directors and as a member of the Executive Committee of the Board of Directors; and

     WHEREAS, the Corporation believes by approving this Agreement that it is in the best interest of its stockholders to encourage the Executive to continue his employment with the Corporation; and

     WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Corporation and Executive agree as follows:

1. Term of Agreement. The term of this Agreement shall commence as of July 13, 1994 and shall continue indefinitely unless terminated by either the Executive or the Corporation subject to the conditions set forth in Section 3 hereto.

     2. Position. During the term hereof, the Executive shall continue to serve as an officer or key management employee of the Corporation with the office or position, duties and responsibilities as follows: President and Chief Executive Officer of the Corporation responsible for managing, planning and directing the performance, operation and all other aspects of the Corporation; member of the Board of Directors; and member of the Executive Committee or any other committee, regardless of name, having authority similar to or greater than that currently vested in the Executive Committee (the Executive Committee and such other committee are hereinafter collectively referred to as the "Executive Committee").

     3. Termination of Employment. The termination of the employment of the Executive during the period of this Agreement may occur, under this Agreement, in one of the following ways:

          a. By the Corporation. The Corporation may terminate the employment of the Executive with "cause." Termination shall be defined to be for "cause" only if:


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              (1)  The Executive knowingly and willfully breaches or habitually neglects material duties and responsibilities within the course and scope of his authority as Chief Executive Officer and President of the Corporation; provided, however, the Board of Directors shall have given the Executive written notice specifying the conduct alleged to have constituted such cause and the Executive has failed to cure such conduct, if curable, within thirty (30) days following receipt of such notice.

              (2) The Executive knowingly and willfully commits an act of dishonesty, fraud, misrepresentation which is materially adverse to the Corporation.

         b. By the Executive. The Executive may terminate his employment at any time during the period of this Agreement:

              (1) For any reason, including retirement pursuant to the provisions of the Corporation's retirement plan in effect at the time of termination; or

              (2) For "good reason." Termination shall be deemed for" good reason" if:

                   (a) the Corporation makes a material change in the Executive's duties, responsibilities or authority, without his express written consent, or any change which would cause the Executive's position with the Corporation to become of less dignity, responsibility, importance or scope from the position and attributes therefor described in Section 2;

                   (b) the Corporation reduces the Executive's base annual salary or annual cash incentive compensation bonus formula;

                   (c) the Corporation elects or appoints anyone other than the Executive as Chairman of the Board; or

                   (d) any of the following events shall occur (each such event shall be referred to hereinafter as a "Change in Control" of the Corporation and shall be deemed to occur as of the first date on which any of the following events occur):

                        (i) A Person shall, in a transaction to which the Corporation is not a party, become the direct or indirect Beneficial Owner of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the issued and outstanding common stock voting securities of the Corporation ("Majority Owner"). For

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          purposes of this Agreement, the terms "Person" and "Beneficial Owner"
          shall be given the definitions contained in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

                   (ii) (A) Directors who constituted the Board of Directors on June 30, 1994, and any other individual(s) who becomes a director subsequent to the date of this Agreement whose election or nomination for election as a director, as the case may be, was initially approved by at least a majority of directors who comprised the Board of Directors as of the date of such election or nomination ("Incumbent Directors") comprise two-thirds (2/3) or less of the Board of Directors; or (B) notwithstanding anything else in this Agreement, including approval by the majority of Incumbent Directors, if the Corporation is a party to a transaction resulting in a Person becoming the direct or indirect Beneficial Owner of the securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the issued and outstanding common stock voting securities of the Corporation, and, in conjunction with the transaction or in a period twelve (12) months from the date of that transaction, one-third (1/3) or more of the Board of Directors is composed of directors who were not Incumbent Directors prior to such transaction, or during the period commencing twenty-four (24) months from the date of such transaction, one-half (1/2) or more of the Board of Directors is composed of directors who were not Incumbent Directors prior to such transaction.

                   (iii) The Executive ceases to be a member of the Board of Directors or the Executive Committee.

          c. By Death or Disability. If the Executive shall be prevented during the term of this Agreement from properly performing services hereunder by reason of illness or other physical or mental incapacity for a period of one hundred eighty (180) consecutive days, the Executive shall terminate his employment with the Corporation. The Agreement shall also terminate upon the death of the Executive.

     4. Consequences of Termination. The termination of the employment of the Executive will cause the following results:

          a. If the termination is by the Corporation for cause or is by the Executive for any reason other than for good reason, the Corporation will pay the Executive within five (5) days after the date of termination any unpaid compensation for services performed prior to the date of termination and the amount of any accrued unused vacation pay to which the Executive may be entitled to under the Corporation's vacation plan; or



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          b.   If the termination is by the Corporation without cause prior to a
Change in Control, or by the Executive for good reason prior to a Change in Control, the Corporation shall pay to the Executive within five (5) days after the date of termination, a lump sum payment equal to two times the Executive's annualized current base compensation and the greater of:

               (1) two times the greater of (x) the incentive compensation bonus (excluding stock options or shares issued pursuant to a stock option, restricted stock or similar plan or long-term incentive bonuses) paid to the Executive for the previous year's performance or (y) the incentive compensation bonus (excluding stock options or shares issued pursuant to a stock option, restricted stock or similar plan or long-term incentive bonuses) that would be payable to the Executive if performance relative to plan for the current year was the same as performance relative to plan year-to-date. Such performance is to be measured by the ratio of year-to-date actual performance divided by year-to-date plan performance; the index(es) of performance (e.g., pre-tax income, operating income, income before preferred dividends, etc.) shall be the same as the most recent annual cash incentive compensation plan approved by the Board of Directors (the amount equal to the greater of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the "Annual Bonus"); or (2) five hundred thousand dollars ($500,000).

          c.   If the termination is by the Corporation within the twenty-four
(24) months following a Change in Control, or by the Executive for good reason within twenty-four (24) months following a Change in Control, the Corporation shall pay to the Executive a lump sum payment equal to three times the Executive's annualized current base compensation and the greater of: (1) three times the Annual Bonus or (2) five hundred thousand dollars ($500,000).

          d. (1) If the termination is by the Corporation without cause within the twenty-four (24) months following a Change in Control, or by the Executive for good reason within the twenty-four (24) months following a Change in Control, the Corporation shall continue, subject to Section 6, for a period of three years following the date of the Executive's termination the applicable benefits under the following employee benefit plans:

                   (a) basic medical, hospitalization and surgical coverage and Major Medical coverage; and

                   (b) executive life insurance and accidental death and dismemberment coverage.

               (2) In such event, the Corporation shall additionally pay to the Executive a lump sum amount equal to three times the car allowance in effect




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          for the Executive at the time of termination and a lump sum amount equal to three times the insurance and maintenance cost incurred for said vehicle during the Executive's last full year of employment with the Corporation.

          e. The Corporation shall pay to the Executive reasonable attorneys' fees that may be incurred by the Executive in enforcing the terms of this Agreement.

          f. Nothing in this Agreement shall prevent the Executive from receiving any benefits to which the Executive may be entitled under any plan or program of the Corporation, except any severance pay benefits for which the Executive may otherwise be eligible under any plan, program or policy of the Corporation.

          g. (1) Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of clause 2(d)(i) of Section 3.b. of this Agreement, or by operation of other agreements or undertakings (including option agreements) but determined without regard to any additional payments required under this Section 4.g.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable Federal, state or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, the Executive shall retain an amount equal to the Payment minus all ordinary taxes on the Payment. The intent of the parties is that the Corporation shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as any loss of tax deduction caused by the GrossUp Payment. Appendix 1 to this Agreement presents an illustrative example of the operation of the Gross-Up Payment.

               (2) All determinations required to be made under this Section 4.g., including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by Price Waterhouse or any other nationally recognized accounting firm which is the Corporation's outside auditor at the time of such determination, which firm must be reasonably acceptable to the Executive (the "Accounting Firm"). The Corporation shall cause the Accounting Firm to provide detailed supporting calculations to the



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          Corporation and the Executive within fifteen (15) business days after notice is given by the Executive to the Corporation that there has been a Payment, or such earlier time as is requested by the Corporation. Within two (2) business days after said notice is given to the Corporation, the Corporation shall instruct the Accounting Firm to timely provide the data required by this Section 4.g. to the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 4.g., shall be paid by the Corporation to the Internal Revenue Service ("IRS") and/or other appropriate taxing authority on the Executive's behalf within five (5) days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion that failure to disclose or report the Excise Tax on the Executive's Federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that GrossUp Payments will not have been made by the Corporation that should have been made ("Underpayment") or that Gross-Up Payments have been made that should not have been made ("Overpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 4.g.(5) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to the IRS or other appropriate taxing authority on the Executive's behalf or, if such Underpayment has been previously paid by the Executive, to the Executive. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive with interest at the applicable Federal rate provided for in
          Section 7872(r)(2) of the Code, due and payable with ninety (90) days after written demand to the Executive by the Corporation; provided, however, that the Executive shall have no duty or obligation whatsoever to repay said loan unless the Executive's receipt of the Overpayment, or any portion thereof, is includible in the Executive's income and the Executive's repayment of same is deductible by the Executive for Federal and state income tax purposes.

               (3) The Executive shall notify the Corporation in writing of any claim by the IRS or state or local taxing authority that, if successful, would result in any Excise Tax or an Underpayment ("Claim"). Such notice shall be given as



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          soon as practicable but no more than fifteen (15) business days after the Executive is informed in writing of the Claim and shall apprise the Corporation of the nature of the Claim, the administrative or judicial appeal period, and the date on which any payment of the Claim must be paid. The Executive shall not pay any portion of the Claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any amount under the Claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the Claim, the Executive shall:

                       (a) give the Corporation any information reasonably requested by the Corporation relating to the Claim;

                       (b) take such action in connection with contesting the Claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the Claim by an attorney selected by the Corporation who is reasonably acceptable to the Executive; and

                       (c) cooperate with the Corporation in good faith in order to effectively contest the Claim;

               provided, however, that the Corporation shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and reasonable attorneys' fees) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Section 4.g., except as provided below, the Corporation shall control all proceedings concerning such contest and, at its sole option, may pursue or forego any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the Claim. At the written request of the Corporation and upon payment to the Executive of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court ("Additional Sum") the Executive shall pay same and sue for a refund. The Executive agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation requests the Executive to pay the Claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold




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               the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitation relating to assessment of any Excise Tax for the taxable year of the Executive which is the subject of the Claim is to be limited solely to the Claim. Furthermore, the Corporation's control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

               (4) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4.g.(3) above, the Executive receives any refund of a Claim and/or any Additional Sum, the Executive shall promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4.g.(3) above, a final determination or a non-final determination is made by the taxing authority that the Executive shall not be entitled to any refund of the Claim (and, in the case of a non-final determination, the Corporation does not notify the Executive in writing of its intent to contest such denial of refund of a Claim prior to the expiration of thirty (30) days after such determination), then the portion of such advance attributable to a Claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a Claim shall offset, to the extent thereof, the amount of the Underpayment required to be paid by the corporation to the Executive. A "final determination" shall occur when a court of appellate jurisdiction shall have finally adjudicated a claim or when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contention on appealing same has expired.

               h. In the event that Payment under this Agreement, except pursuant to the terms of clause 2(d)(i) of Section 3.b., together with all other Payments and the value of any benefit received or to be received by the Executive, would result in all or a portion of such Payment to be subject to excise tax under Section 4999 of the Code, then the Executive's Payment shall be either (i) the full Payment or (ii) such lesser amount which would result in no portion of the Payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 4.h. shall be made by the Accounting Firm. The Corporation shall cause the Accounting




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Firm to provide detailed supporting calculations of its determinations to the
Corporation and the Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling the Executive to a Payment under this Agreement except a Payment pursuant to the terms of clause 2(d)(i) of Section 3.b. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

     5. Income Tax Withholding. The Corporation may withhold from any benefits payable under this Agreement any Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.

     6. Nonmitigation. The Executive shall not be required to mitigate the amount of any Payment provided for in Section 4 by seeking other employment, remitting any amounts received in connection with other employment or otherwise; provided, however, that the extended group insurance benefits provided to the Executive under Section 4.d., to the extent not paid, shall terminate when similar group insurance coverage begins upon the Executive's reemployment.

     7. Confidentiality. Executive covenants and agrees to regard and preserve as confidential all such proprietary information and trade secrets that have been or may be obtained by the Executive in the course of his employment with the Corporation.

     8. Enforceability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then such term or provision shall be modified and construed hereunder in such a manner as to give the fullest effect permissible to its original intent, without rendering such term or provision invalid or unenforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     10. Notices. Unless either party notifies the other to the contrary, any notice hereunder shall be duly given if delivered in person or by registered first class mail to the party at the Corporation's principal place of business and at the Executive's then primary residence.

     11. Remedies. In the event of a breach of this Agreement or if either party shall cause any other party or entity to engage in any act in violation of any provision hereof, the party not causing such breach shall be entitled, in addition to all other



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remedies, to damages and relief available under applicable law, to an injunction prohibiting such other party or person from engaging in any act or specifically enforcing this Agreement, as the case may be.

     12. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement as of the date first above written.

     /s/ Andrew J. Cavannaugh                       /s/ Mark D. Goldman
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     LEWIS GALOOB TOYS, INC.                        MARK D. GOLDMAN, President
     Its Authorized Representative                  and Chief Executive Officer


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